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                                  Office Lease
                                  ------------

                                 DRYLAND 52, LLC
                                    Landlord

                                       and

                           PERF GO GREEN HOLDINGS INC.
                                     Tenant

                              Premise: 4th Floor

                              Date:    October 1, 2008

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                                Table of Contents

                                                                            Page
Article 1.     Basic Terms and Definitions..............................      2
Article 2.     Demise; Rent.............................................      3
Article 3.     Use......................................................      4
Article 4.     Condition of the Premises; Landlord's Work...............      4
Article 5.     Tenant's Work............................................      5
Article 6.     Real Estate Taxes........................................      6
Article 7.     Intentionally Omitted....................................      7
Article 8.     Electricity - Rent Inclusion.............................      7
Article 9.     Services.................................................      8
Article 10.    Repairs..................................................      9
Article 11.    Laws.....................................................     10
Article 12.    Subordination; Estoppel Certificates.....................     10
Article 13.    Insurance................................................     10
Article 14.    Casualty.................................................     11
Article 15.    Condemnation.............................................     12
Article 16.    Assignment and Subletting................................     13
Article 17.    Access...................................................     18
Article 18.    Default..................................................     19
Article 19.    Remedies.................................................     20
Article 20.    Security.................................................     22
Article 21.    Broker...................................................     24
Article 22.    Notices..................................................     24
Article 23.    Representations and Liability............................     24
Article 24.    End of Term..............................................     26
Article 25     Renewal Option...........................................     27
Article 26.    Miscellaneous............................................     30

Exhibit A      The Premises
Exhibit B      Expenses
Exhibit C      Landlord's Regulations
Exhibit D      Landlord's Work

Schedule A     Furniture


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                                  Office Lease

      Lease dated __________________, 2008, between DRYLAND 52, LLC, a Delaware limited liability company ("Landlord"), and PERF GO GREEN HOLDINGS INC., a Delaware corporation ("Tenant").

      Article 1. Basic Terms and Definitions

      Section 1.1 Brokers. Heritage Realty Services LLC and Plymouth Partners, Ltd.

      Section 1.2 Electricity Factor. $10,289.50 per annum, subject to adjustment as provided in this lease.

      Section 1.3 Fixed Rent. The fixed annual rent payable by Tenant under this lease, which fixed annual rent shall be at the following rates during the following time periods:

        ------------------------------------------------------------------
        Lease Year            Annual Fixed Rent         Monthly Fixed Rent
        ------------------------------------------------------------------
        1                        $197,784.00               $16,482.00
        ------------------------------------------------------------------
        2                        $203,712.00               $16,976.00
        ------------------------------------------------------------------
        3                        $209,820.00               $17,485.00
        ------------------------------------------------------------------
        4                        $216,108.00               $18,009.00
        ------------------------------------------------------------------
        5                        $222,588.00               $18,549.00
        ------------------------------------------------------------------

The Fixed Rent includes the Electricity Factor. For purposes hereof, the term "Lease Year" shall mean the period commencing on the Fixed Rent Commencement Date and ending on the last day of the month in which occurs the day prior to the first (1st) anniversary of the Fixed Rent Commencement Date and each successive twelve month period thereafter all or any part of which occurs during the Term (and the Renewal Term, as the case may be).

      Section 1.4 Fixed Rent Commencement Date. The date which is three (3) months after the Commencement Date.

      Section 1.5 Landlord's Work. The work, if any, described on Exhibit D to this lease.

      Section 1.6 Notice Address.

      (a) Landlord. Dryland 52, LLC, c/o Heritage Realty Services, LLC, 67 Irving Place, 4th Floor, New York, NY 10003.

      (b) Tenant. Prior to the Commencement Date - 645 Fifth Avenue, 8th Floor, New York, NY 10022; On and after the Commencement Date -- 12 E. 52nd Street, 4th Floor, New York, NY 10022.

      Section 1.7 Premises. The entire leasable portion (including the toilets) of the fourth (4th) floor shown as the non-hatched area on Exhibit A to this


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lease in the building at 12 East 52nd Street ("Building"; the land used in connection with the Building is called "Land"). The Premises include any fixtures and improvements in the Premises on the Commencement Date, Landlord's Work, if any, and any other fixtures and improvements installed in the Premises by Landlord after the Commencement Date. All furniture set forth in Schedule A (the "Furniture") shall be delivered to Tenant simultaneously with the delivery of the Premises. The Furniture shall be delivered in its "as-is" condition without representation as to condition thereof. The Furniture shall remain upon and be surrendered with the Premises unless Landlord, by notice to Tenant no later than ten (10) days prior to the Expiration Date, elects to relinquish Landlord's right thereto and to have the Furniture removed by Tenant, in which event the same shall be removed from the Premises by Tenant prior to the Expiration Date, at Tenant's expense.

      Section 1.8 Security. $45,000.00.

      Section 1.9 Taxes Base Year. The 12-month period ending June 30, 2009.

      Section 1.10 Tenant's Share. 15.96 percent.

      Section 1.11 Term. The period commencing on the date ("Commencement Date") which is the date that Landlord delivers to Tenant possession of the Premises with Landlord's Work, if any, substantially complete (or the date possession is deemed delivered and Landlord's Work, if any, is deemed substantially complete as provided in this lease), or any earlier date on which Tenant first occupies any part of the Premises for the conduct of business, and ending on the date (the "Expiration Date") which is the earlier of(i) the last day of the month in which occurs the fifth (5th) anniversary of the day immediately preceding the Fixed Rent Commencement Date, and (ii) the date the term of this lease is terminated pursuant to this lease.

      Article 2. Demise; Rent

      Section 2.1 Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, at the Rent (as defined below) and on the other terms of this lease.

      Section 2.2 Tenant shall pay Landlord the Rent, without notice, deduction or offset, in lawful money of the United States of America, at Landlord's Notice Address or another address Landlord designates, and as provided in this lease. The Fixed Rent shall be paid in equal monthly installments, in advance, on the first day of each calendar month during the Term, except that (a) Tenant shall not pay the Fixed Rent (other than the Electricity Factor, if applicable) until the Fixed Rent Commencement Date (i.e. the Fixed Rent shall abate at the rate of $15,624.54 per month for each of the first three (3) full calendar months of the
Term) and (b) on the signing and delivery of this lease by Tenant, Tenant shall pay Landlord one full monthly installment of the Fixed Rent, to be applied to the first full monthly installment of the Fixed Rent due under this lease. If the Fixed Rent Commencement Date is not the first day of a month, the Fixed Rent for the month in which the Fixed Rent Commencement Date occurs shall be apportioned according to the number of days in that month. All sums, other than the Fixed Rent, payable by Tenant to Landlord under this lease, including the


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payment of deficiencies in the Security, if any, are considered additional rent
(and the Fixed Rent and all additional rent are collectively called "Rent"). Landlord's delay in rendering, or failure to render, any statement required to be rendered by Landlord for any Rent for any period shall not waive Landlord's right to render a statement or collect that Rent for that or any subsequent period. The rendering of an incorrect statement shall not waive Landlord's right to render a corrected statement for the period covered by the incorrect statement and collect the correct amount of the Rent.

      Section 2.3 If Landlord fails to give Tenant possession of the Premises on any specific date, Landlord shall have no liability to Tenant and this lease shall remain in full force and effect according to its terms, but the Term and the Rent shall not commence until the Commencement Date (or, with respect to the Fixed Rent, the Fixed Rent Commencement Date, if applicable). Tenant waives any right to rescind this lease under Section 223 a of the New York Real Property Law or any successor statute of similar import then in force and further waives the right to recover any damages which may result from Landlord's failure to deliver possession of all or any portion of the Premises for any reason whatsoever, except as expressly provided herein.

      Article 3. Use

      Section 3.1 Tenant may use the Premises only for general office use (the "Permitted Use") and no other use. Tenant shall not (a) cause waste, or do anything that, in Landlord's reasonable judgment, disturbs other occupants of the Building or is obscene, (b) place any sign or other item outside the Premises or the Building, or on any window or door of the Premises, or in the Premises if it can be seen from outside the Premises, except a Building standard identification sign on Tenant's entrance door, Building standard window coverings or other sign or item expressly permitted by this lease, (c) cause the release in or from the Premises of any hazardous material, or any other item which is deemed hazardous under any Law (as defined below), (d) place a load on any floor of the Premises exceeding the floor load per square foot which the floor was designed to carry and which is allowed by any Law, or (e) otherwise use the Premises for any use that violates any certificate of occupancy (or similar instrument), any other provision of this lease or any Law.

      Section 3.2 Tenant shall comply with the existing rules and regulations of the Building attached to this lease as Exhibit C, and any future rules and regulations adopted by Landlord in connection with the Building (collectively, "Landlord's Regulations"). Landlord is not required to enforce Landlord's Regulations or any other lease and Landlord shall not be liable to Tenant for a violation of Landlord's Regulations or any other lease. Landlord's failure to enforce Landlord's Regulations against Tenant or any other occupant of the Building shall not be considered a waiver of Landlord's Regulations.

      Article 4. Condition of the Premises; Landlord's Work

      Section 4.1 Tenant has examined the Premises and, subject to Landlord performing Landlord's Work, if any, (a) Tenant shall accept possession of the Premises in its "AS IS" condition, and (b) Landlord has no obligation to perform any work, supply any materials, incur any expenses or make any installations to prepare the Premises for Tenant's occupancy.


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      Section 4.2 Landlord shall, at its expense, in a Building standard manner, using Building standard materials, in accordance with all applicable Laws perform Landlord's Work, if any. If requested by Landlord or Tenant, Landlord and Tenant shall promptly sign and deliver a confirmation of the Commencement Date, the Fixed Rent Commencement Date, if any, the scheduled Expiration Date and any other dates referred to in this lease, but the failure to do so shall not change those dates.

      Section 4.3 If the substantial completion of Landlord's Work, if any, or delivery of possession of the Premises by Landlord to Tenant, is delayed due to any act or omission of Tenant or Tenant's employees, agents or contractors (a) Landlord's Work shall be deemed substantially complete and possession shall be deemed delivered on the date Landlord's Work would have been substantially complete or possession would have been delivered but for that act or omission and (b) Tenant shall reimburse Landlord for all additional costs incurred by Landlord as the result of the delay.

      Article 5. Tenant's Work

      Section 5.1 Except as may be expressly provided in this lease, Tenant shall not make any alterations, installations, additions or other changes to the Premises, the Building, the Building systems, or any part thereof (collectively, "Tenant's Work"), without Landlord's prior written consent in each instance, which may be withheld in Landlord's sole discretion. However, if Tenant's Work consists solely of the painting, carpeting or decorating of the Premises and will cost less than $10,000 in the aggregate, then Landlord's consent shall not be required, provided (i) Tenant gives Landlord 10 days prior notice of such Tenant's Work (with reasonable details of the work to be performed), and (ii) all of the other applicable provisions of this lease shall apply. Any Tenant's Work consented to by Landlord (or permitted by the immediately preceding sentence) shall (a) not (i) affect any part of the Building outside the Premises, (ii) adversely affect any structural element of the Building (iii) adversely affect any Building system, (b) be performed only by contractors or subcontractors approved by Landlord, and (c) be performed, at Tenant's expense, in a professional manner using new materials of first class quality and in compliance with this lease, all Laws and any plans therefor approved by Landlord.

      Section 5.2 If, in connection with any act or omission of Tenant or Tenant's employees, agents or contractors, a mechanic's lien, other encumbrance or violation is filed against Landlord, or any part of the Premises, the Building or Tenant's Work, Tenant shall, at Tenant's expense, have it removed within 30 days after Tenant receives notice of the filing. Tenant shall not employ, or permit the employment of, any contractor, subcontractor or other worker in the Premises if such employment shall, in Landlord's reasonable judgment, interfere or cause conflict with other contractors, subcontractors or workers in the Building. Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate Landlord's union contracts affecting the Building, or create any work stoppage, picketing, labor disruption or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.


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      Section 5.3 Subject to Section 1.9 with respect to the Furniture, on or before the Expiration Date, Tenant shall, at Tenant's expense, remove from the Premises and the Building (a) Tenant's trade fixtures, equipment and personal property which are removable without material damage to the Premises or the Building ("Tenant's Property"), and (b) at the request of Landlord, any Tenant's Work performed by Tenant.

      Article 6. Real Estate Taxes.

      Section 6.1 The following defined terms are used in this Article:

      (a) Taxes. The aggregate of all real estate taxes, assessments (special or otherwise), and other charges (including business improvement district charges and payments in lieu of Taxes) of any Authority (as defined below) assessed against all or any part of the Building or the Land. If the method of taxation is changed so that in lieu of, as an addition to or as a substitute for all or any part of the real estate taxes, assessments or charges assessed against all or any part of the Building or the Land, there is assessed any other tax, assessment or charge, including one based on the rents received from the Building or the Land, all such taxes, assessments and charges shall be considered Taxes.

      (b) Tax Year. Each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of twelve (12) months occurring during the Term as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York. If a fiscal period fixed by any Authority for any component of Taxes is a period other than a Tax Year, then such component of Taxes shall be averaged over the number of calendar months in such fiscal period (to determine the average monthly Taxes payable during such fiscal period) and each such monthly amount shall be included in Taxes for the Tax Year in which such calendar month occurs.

      (c) Tenant's Tax Payment. Tenant's Share of the excess of Taxes for any Tax Year over Taxes for the Taxes Base Year.

      Section 6.2 If for any reason, foreseen or unforeseen, Taxes for any Tax Year, all or any part of which falls within the Term, exceed Taxes for the Taxes Base Year, then Tenant shall pay to Landlord Tenant's Tax Payment within 15 days following Tenant's receipt of a demand therefor. If Landlord requests, Tenant shall pay to Landlord Tenant's Tax Payment as reasonably estimated by Landlord from time to time in monthly or other periodic installments, in advance, on the first day of each calendar month or other period. If, for any Tax Year (or any part of a Tax Year), the aggregate amount collected by Landlord from Tenant is not sufficient to pay Tenant's Tax Payment for that Tax Year or that part of a Tax Year, Landlord may give notice to Tenant, and Tenant shall pay to Landlord the deficiency within 15 days following Tenant's receipt of Landlord's request. If, however, the aggregate amount collected by Landlord from Tenant is greater than Tenant's Tax Payment, Landlord shall credit the excess against Tenant's next payments under this lease or, if any excess is due Tenant at the Expiration Date, Landlord shall promptly pay that excess to Tenant. If the Commencement Date or the Expiration Date is a date other than the first or last day of a Tax Year, Tenant's Tax Payment for that Tax Year shall be apportioned according to


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the number of days of that Tax Year within the Term. Tenant shall, to the extent not paid by Tenant to Landlord as part of Taxes, pay to Landlord, within 15 days following Tenant's receipt of Landlord's request, any occupancy, rent or other tax now or hereafter imposed on Tenant which (a) must be collected by Landlord,
(b) is payable by Landlord if not paid by Tenant or (c) is a lien on any part of the Building or the Land. Tenant shall also pay to Landlord, within 15 days following Tenant's receipt of Landlord's invoice, Tenant's Share of the reasonable expenses incurred to contest any Taxes applicable to any part of the Term (prorated for any partial `Tax Year within the Term) which have not been previously reimbursed to Landlord.

      Article 7. Intentionally Omitted

      Article 8. Electricity - Rent Inclusion

      Section 8.1 Subject to the provisions of this Article, Landlord shall provide electricity to the Premises through the existing electrical system of the Building for reasonable use for lighting and normal office equipment. Landlord shall not be liable to Tenant for any failure, defect or interruption of electric service for any reason. Tenant's use of electricity in the Premises shall not at any time exceed the capacity of the electrical system within or serving the Premises and Tenant shall not overload any component of such system. Tenant shall, at Tenant's expense, furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Premises. Landlord shall select (and may from time to time change) the utility or other supplier providing electricity to the Building and the Premises. Tenant shall comply with all rules, regulations and other requirements of the utility or other supplier.

      Section 8.2 Landlord may, at any time, cause Landlord's electric consultant to survey the lighting and equipment in the Premises and to estimate the annual cost of the electrical usage in the Premises (including the electrical usage of all components, serving only the Premises, of the Building's heating, ventilating and air-conditioning systems), considering consumption, demand and all other relevant factors and based on the electric rate schedule pursuant to which Landlord purchases electricity for the Building, applied as if Tenant's usage were the only usage in the Building. If the annual cost estimated by Landlord's consultant exceeds the Electricity Factor then in effect, the Electricity Factor and the Fixed Rent shall be increased by the amount of such excess, effective as of the date of the survey or, if performed in connection with Tenant's initial occupancy of the Premises, as of the Commencement Date. The amount of any increase for the period from the effective date of the increase to the last day of the month in which Tenant receives notice of the increase shall be paid within 10 days following Tenant's receipt of Landlord's statement.

      Section 8.3 If at any time the electric rates on the schedule pursuant to which Landlord purchases electricity for the Building are increased (including by reason of Landlord changing the electricity supplier for the Building), Landlord may estimate the resulting increase in Landlord's annual cost to supply electricity to the Premises and, effective on the date of the increase in the electric rates, the Electricity Factor and the Fixed Rent shall be increased by the amount estimated. The amount of the increase for the period from the effective date of the increase to the last day of the month in which Tenant receives notice of the increase shall be paid within 10 days following Tenant's receipt of Landlord's statement.


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      Section 8.4 If any tax or other charge is imposed on Landlord's receipt of
Rent under this Article, Tenant shall pay such tax or other charge to Landlord within 15 days following receipt of Landlord's statement, and Landlord shall remit same to the appropriate Authority. Landlord and Tenant shall sign, acknowledge and deliver to each other an agreement in such form as Landlord reasonably requires to reflect each change in the Electricity Factor and the Fixed Rent under this Article, but no delay or failure to do so shall change the effective date of the increase.

      Article 9. Services

      Section 9.1 Elevators. Landlord shall (unless the Premises are on street level) provide non-exclusive passenger elevator service via one automatic elevator twenty-four (24) hours per day, seven (7) days per week. Tenant shall be permitted to use the passenger elevator at the Building on a non-exclusive basis as a freight elevator, which use shall be subject to Landlord's prior approval as to manner and scheduling of such use, and Tenant's payment of Landlord's actual out of pocket costs for such use. The use of the elevator shall be subject to the Building Rules and Regulations. For purposes of this lease, "Business Days" shall mean all days, excluding Saturdays, Sundays, and holidays observed by the State of New York, the Federal Government or the labor unions servicing the Building and "Business Hours" shall mean 8:00 a.m. to 6:00 p.m. on Business Days.

      Section 9.2 Heat, Ventilation and Air Conditioning. Landlord shall use commercially reasonable efforts to provide to the Premises through the existing Building system, when and as required for the comfortable occupancy of the Premises (as reasonably determined by Landlord), heat, ventilation and air conditioning, on Business Days during Business Hours. Landlord makes no representation and shall have no obligation or liability with respect to the performance of such Building system by reason of (a) the use of the Premises, or any part thereof, in a manner exceeding the design criteria of the system, (b) any Tenant's Work, (c) any other act of Tenant or Tenant's employees or contractors or (d) any other event not exclusively within Landlord's control.

      Section 9.3 Cleaning. Landlord shall after Business Hours on every Business Day provide cleaning service for the Premises in a manner which is then standard for the Building, excluding any portions of the Premises used for the storage, preparation, service or consumption of food or beverages or duplicating (except for any area used for a single duplicating machine). Tenant shall pay to Landlord or Landlord's cleaning contractor, within 15 days following Tenant's receipt of a bill, the cost of removing Tenant's refuse and rubbish from the Premises and the Building to the extent it exceeds waste basket refuse and rubbish. Tenant shall, at Tenant's expense, cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages or duplicating (except for any area used for a single duplicating machine) to be cleaned by Landlord's cleaning contractor, in a manner reasonably satisfactory to Landlord.

      Section 9.4 Water; Lavatories. Landlord shall provide to the Premises hot and cold domestic water for ordinary drinking, pantry and lavatory purposes.


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      Section 9.5 Access. Tenant shall have access to the Premises 24 hours each day, seven days each week pursuant to procedures established by Landlord (but Landlord shall have no obligation to Tenant to remove any snow, ice or other obstructions except on Business Days during Business Hours and Landlord may impose, temporarily from time to time, or permanently, security procedures). Tenant shall be provided eleven (11) access cards for Tenant's access to the Building and to the Premises.

      Section 9.6 Overtime, Extra or Outside Services. If, upon Tenant's request, Landlord provides Tenant with any service (including any service furnished at times other than Business Hours) which Landlord is not required to furnish pursuant to this lease, Tenant shall pay to Landlord, within 10 days following Tenant's receipt of a bill, Landlord's then established charge for that service.

      Section 9.7 No Warranty by Landlord. Landlord shall have no obligation to provide to Tenant or the Premises any services except as specifically set forth in this lease. Landlord does not warrant that any Building system or service to be provided by Landlord, or any other systems or services which Landlord may provide (a) shall be adequate for Tenant's purposes or (b) shall be free from interruption or reduction. Building systems and services, including access, may be interrupted or reduced by reason of Laws, repairs or changes which are, in Landlord's judgment, necessary or desirable, or Unavoidable Events (as defined below), in which event such interruption or reduction shall not (i) constitute an actual or constructive eviction, or a disturbance of Tenant's use of the Premises, (ii) entitle Tenant to any compensation or abatement of the Rent,
(iii) relieve Tenant from any obligation under this lease, or (iv) impose any obligation or liability on Landlord.

      Article 10. Repairs

      Section 10.1 Tenant shall, at Tenant's expense, maintain and repair the Premises (including the lavatories within the Premises) and all Building systems within and serving only the Premises, subject to reasonable wear and tear and damage for which Tenant is not responsible pursuant to this lease. If the Premises are on street level with an entry from the street directly into the Premises, Tenant shall, at Tenant's expense (a) maintain and repair the sidewalks abutting the Premises and (b) keep those sidewalks free of rubbish, snow, ice and other obstructions, and otherwise in a safe and clean condition, subject to reasonable wear and tear and damage for which Tenant is not responsible pursuant to this lease. Subject to Section 13.4, all damage to the Building (including the Building systems) or the Land resulting from any act or omission of Tenant or Tenant's employees or contractors, shall be repaired, at Tenant's expense, by Tenant to the reasonable satisfaction of Landlord or, at Landlord's option, by Landlord. Tenant shall give prompt notice to Landlord if any portion of the Premises or any Building system within the Premises requires repair. Tenant shall, at Tenant's expense, cause vermin within the Premises to be exterminated (as reasonably required by Landlord).

      Section 10.2 Landlord shall have no liability to Tenant, there shall be no abatement of the Rent and there shall not be deemed to be any actual or constructive eviction of Tenant arising from Landlord performing any repairs or other work to any portion of the Building (including the Premises or the Building systems).


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      Article 11. Laws

      Section 11.1 Tenant shall, at Tenant's expense, comply with all present and future laws, rules, regulations, orders, ordinances, judgments, requirements and (if Landlord adopts same) recommendations (collectively, "Laws"), of the United States of America, the State of New York, the City of New York, or any present or future subdivision, court, agency, department, commission, board, bureau or instrumentality thereof, and any fire insurance rating body (collectively, "Authority") applicable to Tenant's occupancy of the Premises, Tenant's Work, Tenant's Property or the Premises. If, however, compliance requires structural work to the Premises or any work to the Building systems within and serving only the Premises, Tenant shall comply, at Tenant's expense, only if the obligation to comply arises from Tenant's Work, Tenant's Property or Tenant's manner of using the Premises (and, in such event, Landlord may, at Landlord's option, perform the work, at Tenant's expense, to be paid within 15 days following Tenant's receipt of a bill). If Tenant's manner of using the Premises requires work outside the Premises or to any Building system serving areas outside the Premises, Tenant shall cease that manner of using the Premises unless Landlord, at Landlord's option, agrees to perform that work, at Tenant's expense, to be paid within 15 days following Tenant's receipt of a bill.

      Article 12. Subordination; Estoppel Certificates

      Section 12.1 This lease, and the rights of Tenant under this lease, are subject and subordinate in all respects to all present and future underlying leases of the Building, including all modifications, extensions and replacements thereof ("Superior Leases") and all present and future mortgages on any Superior Lease or on the Building, including all modifications, extensions, supplements, consolidations and replacements thereof ("Mortgages"), and all advances under any Mortgage. This Section is self-operative and no further instrument of subordination is required. Tenant shall, within 15 days following receipt of Landlord's request, sign, acknowledge and deliver any instrument that Landlord, any landlord under a Superior Lease ("Superior Landlord") or any mortgagee under a Mortgage ("Mortgagee") may request to evidence that subordination.

      Section 12.2 Tenant shall, at any time and from time to time, within 10 days following its receipt of a request from Landlord, sign, acknowledge and deliver to Landlord or any other person designated by Landlord a certification
(a) that this lease is in full force and effect and has not been modified (or, if modified, setting forth all modifications), (b) the date to which the Rent has been paid, (c) stating whether or not, to the best of its knowledge, there is any default on the party of either party hereto, and (d) with respect to any other factual matters reasonably requested by Landlord. Any certification delivered pursuant to this Section may be relied upon by the requesting party or any other person designated by the other party.

      Article l3. Insurance

      Section 13.1 Tenant shall, at Tenant's expense, maintain at all times during the Term and at all times when Tenant is in possession of the Premises, the following insurance (the forms and deductibles for which must be acceptable to Landlord): (a) commercial general liability insurance in respect of the


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Premises, on an occurrence basis, with a combined single limit (annually and per occurrence and location) of not less than $5,000,000, naming as additional insureds Landlord and any other person designated by Landlord, in compliance with this Article, (b) property insurance in an amount equal to 100 percent of full replacement value covering Tenant's Work, Tenant's Property and the property of third parties located in the Premises, against fire and other risks included in the standard New York form of property insurance, including business interruption, and (c) such other insurance as Landlord may reasonably require. Landlord shall have the right at any time and from time to time to reasonably require Tenant to increase the amount of the commercial general liability insurance required to be maintained by Tenant under this lease.

      Section 13.2 Tenant shall deliver to Landlord and each additional insured
(a) certificates in form reasonably acceptable to Landlord evidencing the insurance required by this lease to be maintained by Tenant before the Commencement Date, and at least 15 days before the expiration of any such insurance, and (b) upon request, a copy of each insurance policy. All required insurance shall be primary, issued by companies reasonably satisfactory to Landlord and contain a provision whereby it cannot be canceled unless Landlord and any additional insureds are given at least 30 days' prior written notice of the cancellation. Tenant shall not carry separate or additional commercial general liability insurance, concurrent in form or contributing with any insurance required under this lease unless the parties required by this lease to be named as additional insureds are also named as additional insureds in such separate additional insurance policy. Tenant may carry any required insurance under a blanket policy if that policy complies with the requirements of this lease.

      Section 13.3 Tenant shall not do or permit to be done any act which shall invalidate or be in conflict with Landlord's insurance policies, or increase the rates of insurance applicable to the Building. If, as the result of a Default (as defined below), the insurance rates for the Building increase, in addition to any other obligation or liability of Tenant or any right or remedy of Landlord, Tenant shall reimburse Landlord for the increased premiums, within 15 days following Tenant's receipt of Landlord's request.

      Section 13.4 Tenant shall, to the extent obtainable, procure a clause in, or endorsement on, any property insurance carried by it, pursuant to which the insurance company waives its right of subrogation against Landlord and its agents and employees or consents to a waiver of the right of recovery against Landlord and its agents and employees. Tenant hereby releases Landlord (and its agents and employees) with respect to any claim (including a claim for negligence) Tenant may have against Landlord for damage or loss covered (or required under this lease to be covered) by Tenant's property insurance (including business interruption).

      Section 13.5 The provisions of this Article shall apply to any subtenant or other occupant of the Premises.

      Article l4. Casualty

      Section 14.1 If (a) the Premises is damaged by fire or other casualty, or
(b) the Building (including any Building system) is damaged by fire or other casualty so that Tenant is deprived of reasonable access to the Premises or any


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

part of the Premises, Tenant shall give prompt notice to Landlord. Subject to the provisions of this Article, (1) Landlord shall, at Landlord's expense, repair the damage (but only to the extent that Landlord receives insurance proceeds for such repair), excluding the damage to Tenant's Work or Tenant's Property, and (2) Tenant shall, at Tenant's expense, promptly remove Tenant's Property from the Premises to the extent required by Landlord in connection with Landlord's repair of the damage. Until the repairs to be performed by Landlord are substantially completed, the Rent shall be reduced in proportion to the area of the Premises to which Tenant shall not have reasonable access or which is unusable by Tenant for the reasonable conduct of Tenant's normal business in the Premises.

      Section 14.2 If Landlord reasonably estimates that either (x) the time period to repair any damage to the Building caused by fire or other casualty will exceed 180 days, or (y) the cost of repairing any such damage to the Building exceeds 25 percent of the replacement cost of the Building, then (in either such case), whether or not the Premises are damaged, Landlord shall have the right, by notice to Tenant within 60 days following the date of the damage, to terminate this lease (effective as of the date set forth in such notice).

      Section 14.3 If(a) this lease is not terminated as provided in this Article, (b) the repair required by this Article to be performed by Landlord is not substantially complete one year following the fire or other casualty, and
(c) there is then no Default, then Tenant shall have the right, by notice to Landlord within 10 days following the end of that period, to terminate this lease effective the date which is 30 days following the date of its notice, in which event Tenant shall pay the Rent to the date of termination (or the date of the fire or other casualty for that part of the Premises with respect to which the Rent is reduced pursuant to Section 14.1), and the Term shall expire on that date.

      Section 14.4 The parties agree that this Article 14 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and that Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like import now or hereafter in force shall have no application in any such case.

      Article 15. Condemnation

      Section 15.1 If as the result of a taking by condemnation or similar legal action of an Authority (a) all of the Premises, or so much thereof as renders the Premises wholly and permanently unusable by Tenant, is taken, (b) a portion of the Building or the Land is taken, resulting in Tenant no longer having reasonable access to or use of the Premises, (c) all or substantially all of the Building or the Land is taken or (d) a portion of the Building is taken resulting in Landlord's determination to demolish the Building, the Term shall expire on the date of the vesting of title. In that event, the Rent shall be apportioned as of the date of termination and any Rent paid by Tenant to Landlord for any period after that date shall be promptly refunded by Landlord to Tenant.

      Section 15.2 In the event of any such taking of all or any part of the Premises, the Building or the Land, Landlord shall be entitled to receive the entire award. Tenant shall have no claim against Landlord or any Authority for the value of the unexpired portion of the Term or Tenant's Work, and Tenant hereby assigns to Landlord all of its right in and to any such award.

      Section 15.3 If a taking does not result in the termination of this lease
(a) Landlord shall, at Landlord's expense, as soon as practicable, restore that part of the Premises, the Building or the Land not taken, so that the Premises are usable, and (b) from and after the date of the vesting of title, the Rent shall be reduced in the same proportion as the area of the Premises, if any, which was taken.

      Article l6. Assignment, Subletting and Mortgaging

      (a) Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (1) assign or otherwise transfer in whole or in part this lease or the term and estate hereby granted, (ii) sublet the Premises or any part thereof, or allow the same to be used or occupied by any person other than Tenant for any purpose (including desk space, mailing privileges or otherwise), or (iii) mortgage, pledge, encumber or otherwise hypothecate this lease or the Premises or any part thereof in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord. The consent by Landlord to a particular assignment, subletting or mortgaging shall not in any way be considered a consent by Landlord to any other or further assignment, subletting or mortgaging.

      (b) If Tenant, or any subtenant, is a corporation, the provisions of subdivision (a) of Section 16.1 shall apply to a transfer (by one or more transfers) of stock or any other mechanism (such as, by way of example, the issuance of additional stock, a stock voting agreement or change in classes of stock) which results in a change of control of Tenant (or such subtenant) or, in the event of a transfer permitted pursuant to subclauses (x), (y) or (z) below, transfers of stock which result in a change of control of such transferee, as if such transfer of stock which results in a change of control of Tenant or such transferee were an assignment of this lease, and if Tenant or such transferee is a partnership, limited liability company or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership, limited liability company or joint venture or other mechanism (such as, by way of example, the creation of additional general partnership, limited partnership or membership interests) which results in a change of control of such partnership, limited liability company or joint venture, as if such transfer of an interest in the distributions of profits and losses of such partnership, limited liability company or joint venture which results in a change of control of such partnership or joint venture were an assignment of this lease; but said provisions shall not apply to (x) transactions with a corporation into or with which Tenant is merged or consolidated, (y) transactions with a corporation, limited liability company or partnership to which substantially all of Tenant's assets are transferred or (z) transfers to any corporation, limited liability company or partnership which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant or transferee is a reputable entity of good character and has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of the Tenant herein named on the date of this lease, (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction,
(iii) a duplicate original instrument of assignment in form and substance satisfactory to Landlord, duly executed by Tenant, shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (iv) an instrument in form and substance satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes (as of the Commencement Date) observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this lease on Tenant's part to be performed and observed shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction and (v) such merger, consolidation or transfer shall be for a good business purpose and not principally for the purpose of transferring this lease. For purposes of this Section the term "control" shall mean either (A) in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty (50%) percent of all the voting stock, and in case of a limited liability company, joint venture or partnership or similar entity, ownership, directly or indirectly, of at least 50% of all the general or other partnership (or similar) interests therein, or (B) possession of the power (directly or indirectly) to direct or cause the direction of management and policy of a corporation, limited liability company, partnership or other business entity. Any agreement pursuant to which (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant's behalf, all or a part of Fixed Rent or Additional Charges under this lease, and (y) such third party undertakes or is granted any right to assign or attempt to assign this lease or sublet or attempt to sublet all or any portion of the Premises, shall be deemed an assignment of this lease and subject to the provisions of Section 16.1.

      (c) The terms and provisions of Section 16.1(a) above shall be deemed to apply to, and restrict transfers by, any permitted sublessee or assignee of Tenant.

      Section 16.2 If Tenant shall, at any time or from time to time, during the Term desire to assign this lease or sublet all of the Premises (but not a portion thereof, it being understood that any subletting of either less than all of the Premises or for less than the entire Term shall not be permitted hereunder), Tenant shall give notice thereof to Landlord ("Tenant's Notice"), which notice shall be accompanied by, and shall not be deemed to have been given unless accompanied by (i) a fully executed duplicate original of the proposed assignment or sublease, the effective date or commencement date of which shall be not less than ninety (90) nor more than one hundred and eighty (180) days after the giving of such notice, and which shall be expressly conditioned upon the obtaining of Landlord's written consent thereto, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant including its most recent financial report and bank references, and (iv) any additional information Landlord shall reasonably request.

      Section 16.3 Upon Landlord's receipt of any Tenant's Notice, Landlord shall have the following options, as applicable (collectively, the "Recapture Options"), any of which may be exercised by Landlord by written notice to Tenant (the "Recapture Notice") given at anytime within the period (the "Recapture Period") of sixty (60) days after its receipt of the Tenant's Notice:

      (a) Landlord shall have the option to terminate this lease in its entirety. If Landlord exercises such option, then this lease shall end and terminate on the date that such proposed assignment or sublease was to be effective or commence, as the case may be, and the Rent shall be paid and apportioned to such date.

      (b) If a Tenant's Notice shall set forth a proposed assignment, then Landlord shall have the option to cause Tenant to assign this lease to Landlord or its designee. If Landlord exercises such option, then Tenant shall promptly execute an assignment of this lease, in form prepared by and acceptable to Landlord, which assignment shall be effective as of the date that such proposed assignment was to be effective, and which assignment shall expressly negate intention that the estate created by this lease merge with any other estate of Landlord.

      (c) If a Tenant's Notice shall set forth a proposed sublease of the entire Premises for the balance of the Term, then Landlord shall have the option to cause Tenant to sublease the Premises to Landlord or its designee for the balance of the Term. If Landlord exercises such option, then Tenant shall promptly execute a sublease to Landlord or its designee for the remaining lease term (each, a "Recapture Sublease"), in form prepared by and acceptable to Landlord, which Recapture Sublease shall be upon all the terms and conditions of this lease, except that (i) the rent payable under the Recapture Sublease shall be either (x) the Rent payable hereunder, or (y) the rent payable under the proposed sublease, whichever is less, and it is hereby expressly agreed that the Recapture Sublease shall grant the subtenant thereunder all the economic benefits afforded by the proposed sublease, (ii) the Recapture Sublease shall grant the subtenant thereunder (subject only to Landlord's consent) the unqualified and unrestricted right, without any need to obtain Tenant's consent, to (x) assign such sublease or to further sublet the space demised thereby, and
(y) make alterations, improvements, installations and decorations in and to the space demised thereby or any portion(s) thereof, (iii) the Recapture Sublease shall provide that, at the end of its term, Tenant shall accept the space demised thereby in its then existing condition, and (iv) the Recapture Sublease shall not include such other terms and conditions of this lease that are by there nature or purport inapplicable or irrelevant to the subleasing of the space demised thereby.

      Section 16.4 If Landlord receives a Tenant Notice and Landlord does not exercise any of its Recapture Options within the Recapture Period, then, provided that Tenant is not in default of any Tenant's obligations under this lease as of the date of Tenant's Notice or at anytime thereafter prior to Landlord granting its written consent, Landlord's consent to the proposed assignment or sublease set forth in the Tenant's Notice shall not be unreasonably withheld or delayed; provided, that:

      (a) Tenant shall have complied with all the provisions of this Article;

      (b) the proposed assignment or sublease shall comply with the provisions of this Article, and the form thereof shall otherwise be satisfactory to Landlord;

      (c) the proposed assignee or subtenant (i) shall be a reputable person or entity of good character, (ii) shall be engaged in a business or activity which is in keeping with the then standards of the Building, and (iii) shall have sufficient net worth considering the responsibility involved (and Landlord shall have been furnished with reasonable proof thereof);

      (d) the prospective occupancy of the proposed assignee or subtenant (i) shall be limited to the use of the Premises specifically permitted by this lease, (ii) shall not violate any use restrictions set forth in this lease,
(iii) shall otherwise be in keeping with the then standards of the Building, and
(iv) shall not, in the reasonable judgment of Landlord, increase the office cleaning requirements or otherwise impose an extra burden upon services to be supplied by Landlord to Tenant;

      (e) in the case of a sublease, (i) the amount of the aggregate rent to be paid by the proposed subtenant shall not be less than the rental rate at which Landlord is then offering to lease comparable space in the Building, and (ii) the sublease shall not provide for an option on behalf of the subtenant thereunder to extend or renew the term of such sublease; and

      (f) neither the proposed assignee or subtenant nor any entity controlled by, under common control with or controlling the proposed assignee or subtenant nor any shareholder, director, partner, officer or principal of any of the foregoing nor any entity controlled by any of the foregoing: (i) shall then be a tenant or occupant of any space in the Building or any other building owned or operated by Landlord or any of Landlord's affiliates, or (ii) shall have, within the one (1) year period prior to the date of Tenant's Notice, negotiated with Landlord with respect to the leasing of any space in the Building, or negotiated with Landlord or any of Landlord's affiliates with respect to the leasing of any space in any other building owned or operated by Landlord or any of Landlord's affiliates.

      Landlord's consent to any assignment or sublease shall be set forth in an instrument prepared by Landlord in form satisfactory to Landlord; in the case of any assignment, such instrument shall include an assumption by the proposed assignee of the obligations of Tenant hereunder. Landlord's consent shall not be effective until such instrument is executed and delivered by Landlord, Tenant and the proposed assignee or subtenant. Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with any proposed assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

      Section 16.5 Notwithstanding any assignment or transfer of this lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, Tenant shall remain fully liable for the payment of Rent and for the performance and observance of all other obligations of this lease on the part of Tenant to be performed or observed. Tenant's liability shall be joint and several with any immediate and remote successors in interest of Tenant, and such joint and several liability in respect of Tenant's obligations under this lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this lease, or by any waiver or failure of Landlord to enforce any of the obligations of this lease.

      Section 16.6 All subleases shall be subject and subordinate to this lease, and each sublease shall expressly so provide. No sublease shall be for a term ending later than one day prior to the Expiration Date. Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord's consent and shall include provisions substantially the same as the provisions of Section 16.8 hereof. If a Default shall occur, then Landlord, thereafter at its option and without waiving any such default, may collect Rent from any then existing subtenant of the Premises. Notwithstanding any subletting by Tenant (including any subletting pursuant to a Recapture Sublease), and notwithstanding the acceptance of Rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Rent, for the performance and observance of all other obligations of this lease on the part of Tenant to be performed or observed, and for all acts or omissions of any subtenant (or anyone claiming under or through any subtenant) which shall be in violation of any of the terms and conditions of this lease, each such violation being deemed to be a violation by Tenant.

      Section 16.7 (a) For purposes of this Section 16.7, the following definitions shall apply:

            (1) "Assignment Consideration", with respect to any assignment, shall mean an amount equal to all sums and other considerations payable to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of any Tenant's Property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns).

            (2) "Sublease Consideration", with respect to any sublease with respect to any calendar year, shall mean the excess of (i) any and all rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant (including sums paid for the sale or rental of Tenant's Property located in the sublease premises, after deducting, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant's federal income tax returns), over (ii) the Rent accruing during such year pursuant to the terms hereof.

            (3) "Transaction Expenses", with respect to any assignment or sublease, shall mean the sum of, to the extent reasonable: (i) the out-of-pocket brokerage commissions and legal fees paid by Tenant in connection with the negotiation and consummation of the assignment or sublease, plus (ii) the out-of-pocket costs paid by Tenant in order to prepare the Premises for the initial occupancy of the assignee or subtenant.

      (b) If Landlord shall consent to any assignment of this lease, then, in consideration therefor, Tenant, within thirty (30) days after the effective date of the assignment, shall (i) deliver to Landlord a written statement, certified by an officer of Tenant, setting forth the Assignment Consideration and the Transaction Expenses with respect to such assignment, and (ii) pay to Landlord, as Additional Charges, an amount equal to fifty (50%) percent of the excess of the Assignment Consideration over the Transaction Expenses.

      (c) If Landlord shall consent to a sublease of the Premises, then, in consideration therefor, Tenant, within thirty (30) days after the close of each calendar year during the term of this lease in which such sublease is in effect, shall (i) deliver to Landlord a written statement, certified by an officer of Tenant, setting forth the Sublease Consideration for such calendar year and the

Transaction Expenses with respect to such sublease, and (ii) either retain or pay to Landlord the Sublease Consideration for such year, in accordance with the following: first, Tenant may retain the entire Sublease Consideration for such year to the extent of the Transaction Expenses incurred with respect to such sublease for such year (computed on the basis of amortizing the Transaction Expenses over a period of time equal to the term of such sublease (except to the extent Tenant retained amounts under this clause first in prior years); and second, Tenant shall pay to Landlord an amount equal to fitly (50%) percent of the balance of the Sublease Consideration for such year.

      Section 16.8 In no event shall Tenant ever (i) advertise or publicize in any way the availability of the Premises without prior notice to and approval by Landlord, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, (ii) list the Premises for subletting, whether through a broker, agent, representative, or otherwise at a rental rate less than the greater of (1) the Rent payable hereunder for such space, or (2) the rental rate at which Landlord is then offering to lease other space in the Building.

      Section 16.9 If Landlord exercises any of its Recapture Options, then Landlord, thereafter, shall be free to, and shall have no liability to Tenant if it shall, enter into a lease, sublease, assignment or other transaction with Tenant's proposed assignee or subtenant or any other person concerning the whole or any portion of the Premises or otherwise. If Landlord shall exercise any of its Recapture Options, or if, after failing to exercise any of its Recapture Options, Landlord shall decline to give its consent to any proposed assignment or sublease, then, in any such case, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

      Section 16.10 Prior to advertising, publicizing, listing or in any other manner soliciting or discussing the availability of Premises, or portions thereof, for assignment or sublet, Tenant shall notify Landlord of Tenant's interest in assigning this lease and/or subletting the Premises and shall advise Landlord of the material terms and conditions of any such desired assignment or subletting. At Landlord's request, Tenant shall enter into an agreement with Landlord (or Landlord's designee), in form reasonably satisfactory to Landlord, designating Landlord (or Landlord's designee) as Tenant's exclusive agent for a three (3) month period to negotiate an assignment of this lease or a subletting of the Premises.

      Article 17. Access

      Section 17.1 Landlord shall have the right, without the same constituting an eviction or constructive eviction of Tenant in whole or in part and without any abatement of the Rent or liability to Tenant, to (a) place (and have access to) concealed ducts, pipes and conduits through the Premises (without a material reduction or reconfiguration of the useable area of the Premises), (b) enter the Premises at reasonable times on reasonable prior notice, which may be oral (but prior notice shall not be required in an emergency), for any reasonable purpose,

(c) alter, maintain or repair the Building (including the Building systems) or the Land, and/or change the arrangement or location of entrances, corridors, doorways, elevators, stairs, toilets, or other public portions of the Building (including reduction and/or re-arrangement of the lobby) or the Land, (d) change the name, number or designation by which the Building is known and (e) take all material into the Premises that may be required in connection with any of the matters described in this Section. If Tenant is not present when Landlord desires to enter the Premises, Landlord or Landlord's contractors may enter the Premises (by force, in the event of an emergency) without liability to Tenant.

      Section 17.2 If at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this lease.

      Article 18. Default

      Section 18.1 Each of the following is a "Default" by Tenant under this lease:

      (a) Tenant fails to pay when due any Rent and the failure continues for five days following Landlord's notice (which notice shall also be considered any demand required by any Law). If, however, Landlord gives such a notice twice in any 12- month period, any additional failure to pay any Rent when due within that 12-month period shall be considered a Default (without the requirement of any notice by Landlord).

      (b) Tenant fails to comply with Article 16.

      (c) Tenant fails to comply with any other term of this lease and the failure continues for 30 days following Landlord's notice. If, however, compliance cannot, with diligence, reasonably be fully accomplished within that 30-day period, Tenant shall have as long as is reasonably necessary to fully comply, provided Tenant commences compliance within that 30-day period and thereafter pursues compliance to completion with diligence and effectuates such compliance within 90 days after the giving of Landlord's notice.

      (d) Tenant or any Guarantor, institutes, or has instituted against it any legal action seeking any relief from its debts under any Law which is not dismissed within 60 days, or a receiver, trustee, custodian or other similar official is appointed for it or for all or a substantial portion of its assets, or commits any other act indicating insolvency.

      (e) Tenant fails to comply with any term of any other lease in the Building, or any Guarantor fails to comply with any term of its Guaranty, and in either instance the failure continues beyond the applicable cure period.

      Section 18.2 If Tenant is in arrears in the payment of the Rent, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit.

      Article 19. Remedies

      Section 19.1 Upon any Default, Landlord may without prejudice to its other rights hereunder: (i) terminate this lease and re-enter and take possession of the Premises; or (ii) without such re-entry, recover possession of the Premises in the manner prescribed by any statute relating to summary process, and any demand for the Rent, re-entry for condition broken, and any and all notices to quit, or other formalities of any nature, to which Tenant may be entitled, are hereby specifically waived; or (iii) Landlord may relet the Premises as Landlord may see fit without thereby avoiding or terminating this lease, and for the purpose of such reletting, Landlord is authorized to make such repairs to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs and the expense of such reletting and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant shall pay such deficiency each month upon demand therefor. If Landlord shall have terminated this lease, Tenant shall also be liable to Landlord for all damages provided for at law and under this lease resulting from Tenant's breach, including, without limitation, the difference between the aggregate Rents reserved under the terms of this lease for the balance of the Term together with all other sums payable hereunder as Rent for the balance of the Term, less the fair rental value of the Premises for that period determined as of the date of such termination.

      Section 19.2 After Default, the acceptance of the Rent or failure to re-enter by Landlord shall not be held to be a waiver of its right to terminate this lease, and Landlord may re-enter and take possession of the Premises as if no Rent had been accepted after such default. In Landlord's sole discretion, any monies accepted from Tenant after default may be designated by Landlord as payment for use and occupancy only and not as Rent. All of the remedies given to Landlord in this lease in the event of default by Tenant are in addition to all other rights or remedies to which Landlord may be entitled under the laws of the State of New York, all such remedies shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies.

      Section 19.3 Nothing contained in this lease shall be considered to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages or otherwise by any Law.

      Section 19.4 Tenant hereby waives (a) the service of any notice of intention to re-enter or obtain possession of the Premises or to institute any legal action in connection therewith, except as provided in this lease and (b) on its own behalf and on behalf of all persons claiming under Tenant, including all creditors, any rights Tenant and all such persons might otherwise have under any Law to redeem the Premises, to re-enter or repossess the Premises, or to restore this lease, after (i) Tenant is dispossessed pursuant to any Law or by any Authority, (ii) Landlord reenters or obtains possession of the Premises pursuant to any legal action, or (iii) the Expiration Date, whether by operation of law or pursuant to this lease (including the occurrence of the Expiration

Date by Landlord terminating this lease pursuant to Section 18.2). Landlord may enjoin any Default and the right to invoke any remedy allowed by any Law in addition to any remedies provided in this lease. All remedies provided in this lease are cumulative and Landlord's right to invoke, or invocation of, any remedy shall not preclude Landlord from invoking any other remedy.

      Section 19.5 Landlord and Tenant each hereby waive trial by jury in any legal action brought by either party against the other in connection with this lease. If Landlord commences any proceeding against Tenant, Tenant shall not interpose any counterclaim in that proceeding (unless the failure to impose the counterclaim would preclude Tenant from asserting in a separate legal action the claim which is the subject of the counterclaim), and shall not seek to consolidate the proceeding with any other legal action.

      Section 19.6 If there is then a Default, or if Tenant fails to comply with any obligation under this lease which, in Landlord's reasonable opinion creates an emergency, Landlord may, but is not obligated to, cure the Default or, without notice, cure the failure to comply, for the account of Tenant. All amounts incurred by Landlord in that connection, and any amounts (including reasonable attorneys' fees and disbursements) in instituting, prosecuting or defending any legal action by or against Tenant, or in connection with any dispute under this lease, in which Landlord prevails, with interest thereon at the Default Rate (as defined below), shall be paid by Tenant to Landlord within 15 days following Tenant's receipt of Landlord's request. Landlord shall promptly reimburse Tenant for any reasonable attorneys' fees and disbursements incurred by Tenant in connection with any legal action or other dispute with Landlord under this lease, in which Tenant prevails.

      Section 19.7 The failure of Landlord to seek redress for a Default, or of Landlord or Tenant to insist upon the strict performance of any term of this lease, shall not prevent Landlord from redressing a subsequent Default or Landlord or Tenant from thereafter insisting on strict performance. The receipt by Landlord of the Rent with knowledge of a Default or Tenant's failure to strictly perform under this lease shall not be deemed a waiver of the Default or failure. No term of this lease shall be considered waived by Landlord or Tenant unless the waiver is in a writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be considered other than on account of the next installment of the Rent, or as Landlord may elect to apply same. No endorsement or statement on any check or letter accompanying any check or payment shall prevent Landlord from cashing the check or otherwise accepting the payment, without prejudice to Landlord's right to recover the balance of the Rent or pursue any other remedy.

      Section 19.8 If Tenant fails to pay any installment of the Fixed Rent on the first day of the month or any additional rent when due, in addition to any other right or remedy of Landlord, Tenant shall pay to Landlord within 15 days following Landlord's notice (a) a late charge equal to 4% of the amount unpaid and (b) interest at the rate (the "Default Rate") which is the lesser of the rate of 4% per annum above the Base Rate (as defined below) or the maximum legal interest rate permitted under the circumstances, on the amount unpaid, from the date the payment was first due to and including the date paid. As used herein, "Base Rate" means an annual rate of interest publicly announced by Citibank, N.A., New York, New York (or any successor thereto) as its "base rate" on the date of the Default in question, or such other term as may be used by Citibank, N.A. from time to time for that rate (and if no longer publicly announced, then a similar rate selected by Landlord).

      Section 19.9 All legal actions relating to this lease shall be adjudicated in the state courts of the State of New York, or the federal courts, in either case having jurisdiction in the county in which the Building is located. Tenant irrevocably consents to the personal and subject matter jurisdiction of those courts in any legal action relating to this lease. This consent to jurisdiction is self-operative and no further instrument or legal action, other than service of process in any manner permitted by Law or this Section, is necessary in order to confer jurisdiction upon the person of Tenant and the subject matter in question in any such court. Tenant irrevocably waives and shall not assert, by way of motion, as a defense or otherwise (I) any objection to any such court being the venue of any legal action relating to this lease, (ii) any claim that any legal action relating to this lease brought in any such court has been brought in an inconvenient forum or (iii) any claim that Tenant is not personally subject to the jurisdiction of that court. Service in any legal action relating to this lease may be made by delivery of the summons and complaint, or the petition and notice of petition, by certified or registered mail, return receipt requested, sent to Tenant at Tenant's Notice Address or sent to Landlord at Landlord's Notice Address. Tenant, for itself and all of its agencies and instrumentalities, hereby waives any sovereign immunity from jurisdiction that Tenant or any such agency or instrumentality might otherwise possess with respect to any legal action relating to this lease, and waives any sovereign immunity from attachment prior to entry of judgment and from attachment in aid of execution that any of Tenant's property, or the property of any such agency or instrumentality, might otherwise have, irrespective of the use or intended use of the Premises.

      Article 20. Security

      Section 20.1 Tenant has deposited with Landlord the sum of $45,000.00 (the "Security Amount") as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease (such amount, together with any interest theretofore earned thereon, if any, being herein called the "Security Deposit"). If Tenant defaults hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings, or other re-entry by Landlord. In the case of every such use, application or retention, Tenant shall, on demand, pay to Landlord the sum so used, applied or retained which shall be replenished to its former amount, so that Landlord shall at all times have a Security Deposit in the amount of the Security Amount. If Tenant shall fully and punctually comply with all of the terms and conditions of this lease, then the Security Deposit (or portion thereof to which Tenant is entitled) shall be returned or paid over to Tenant within forty-five (45) days after the expiration or termination of this lease and delivery of exclusive possession of the Premises to Landlord in accordance herewith. In the event of a sale or lease of the Building (or the portion thereof containing the Premises), Landlord shall have the right to transfer the Security Deposit to the vendee or lessee, Landlord shall ipso facto be released by Tenant from all liability for the return of such Security Deposit and Tenant agrees to look solely to the new Landlord for the return of said

Security Deposit. It is agreed that the foregoing sentence shall apply to every transfer or assignment of the security to a new Landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and Landlord shall not be bound by any such assignment, encumbrance or attempted assignment or encumbrance.

      Section 20.2 For purposes of this Article, the term "Letter of Credit" means a clean, unconditional and irrevocable letter of credit, in form reasonably acceptable to Landlord, which (i) is issued by a bank or other institution acceptable to Landlord haying an office in New York City at which such letter of credit may be presented for payment, (ii) is for an amount equal to the Security Amount, (iii) expires not less than one (1) year from the date of issuance thereof, (iv) is payable to Landlord only upon presentation of a sight draft and written certification to the issuer of such letter of credit stating that Landlord is entitled to draw down such letter of credit in accordance with the terms of this lease, (v) provides for the right to freely transfer same without cost, (vi) provides for the automatic extension of such letter of credit for additional periods of one (1) year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such letter of credit for at least forty-five (45) days beyond the Expiration Date) unless, if the bank issuing same determines not to renew such letter of credit, such bank gives Landlord written notice by certified mail, return receipt requested, of its intention not to renew such letter of credit not less than sixty (60) days prior to the initial or any future expiration date of such Letter of Credit, and (vii) is otherwise in form and substance reasonably acceptable to Landlord.

      Section 20.3 Tenant shall have the right, either (i) in lieu of the funds required to be deposited with Landlord pursuant to Section 20.1, or (ii) at any time thereafter in substitution for such funds, to deposit and maintain with Landlord as the security deposit referred to in paragraph (a) a Letter of Credit in the amount of the Security Amount. Each Letter of Credit (or the proceeds thereof) shall be deposited and maintained with Landlord as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease, and in the event that (x) any default occurs under this lease, or (y) Landlord transfers its right, title and interest under this lease to a third party and the bank issuing such Letter of Credit does not consent to the transfer of such Letter of Credit to such third party, or (z) notice is given by the bank issuing such Letter of Credit that it does not intend to renew the same, as above provided, then, in any such event, Landlord may draw on such Letter of Credit, and the proceeds of such Letter of Credit (the "Letter of Credit Proceeds") shall then be held and applied as security (and be replenished, if necessary) as provided in this Article. In the event that the Letter of Credit shall be drawn upon and applied on account of Tenant's obligations under this lease, Tenant shall immediately replenish such security so that Landlord shall at all times have a Security Deposit in the amount of the Security Amount. All cash or Letters of Credit expressly permitted under the terms of this lease shall, when and for so- long as same shall be deposited and maintained with Landlord as security for the faithful performance and observance by Tenant of the terms, provisions arid conditions of this lease in accordance with the terms hereof, be included in the definition of "Security Deposit" for all purposes of this Article. Landlord shall, provided that no default shall exist under the lease, promptly return to Tenant any expired Letters of Credit and any security which is in excess of Tenant's obligations to provide security under this lease. If Tenant shall fully and punctually comply with all of the terms and conditions of this lease, then the Letter of Credit then in Landlord's possession (provided that same has not been drawn upon pursuant to this Article) shall be returned to Tenant within forty-five (45) days after the expiration or termination of this lease and delivery of exclusive possession of the Premises to Landlord in accordance herewith. Tenant shall pay all costs and expenses related to or in any way arising out of or in connection with the performance by Tenant of any of its obligations under this Article, including, without limitation, the issuance, delivery, replacement, existence, drawdown or any other disposition or circumstance involving or affecting the Letter of Credit. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all liability, loss, or damage which Landlord may incur (a) under any Letter of Credit deposited hereunder (including, without limitation, any replacement thereof or Letter of Credit Proceeds therefrom), or (b) as a result of any claims or demands which may be asserted against Landlord by the issuer of any Letter of Credit, except to the extent such claims arise as a result of Landlord's willful misconduct.

      Article 21. Broker

      Section 21.1 Tenant represents to Landlord that Tenant dealt with no broker in connection with this lease other than the Brokers. Tenant shall indemnify, defend and hold harmless Landlord from and against any claims for any brokerage commissions or other compensation which are made by any broker other than the Brokers alleging to have dealt with Tenant in connection with this lease, and all costs, expenses, liabilities and damages in connection therewith, including reasonable attorneys' fees. Landlord shall pay any commission due the Brokers pursuant to a separate agreement between Landlord and each Broker.

      Article 22. Notices

      Section 22.1 Except as may be provided in this lease, all notices and other communications under this lease must be in writing and sent by nationally recognized overnight courier service or registered or certified mail (return receipt requested), addressed to Landlord or Tenant at its Notice Address.

      Section 22.2 Any notice or other communication sent as provided in this Article shall be effective (a) on the date received (or rejected) if sent overnight courier service, or (b) two Business Days after mailing by registered or certified mail.

      Section 22.3 Any notice or other communication given by Landlord to Tenant in accordance with this Article may be signed and given by Landlord's managing agent, if any, with the same force and effect as if signed and given by Landlord.

      Article 23. Representations and Liability

      Section 23.1 Neither Landlord nor Landlord's managing agent, if any, has made any warranties, representations, statements or promises with respect to the Premises, the Building, the Land, the Building systems, any additional rent, any Law or any other matter, unless expressly set forth in this lease. This lease contains the entire agreement between Landlord and Tenant with respect to the subject matter of this lease, and any previous agreements between Landlord and Tenant are merged in this lease, which alone expresses their agreement. Tenant is entering into this lease after full investigation, and is not relying on any warranties, representations, statements or promises made by Landlord or any other person not expressly set forth in this lease, and is not acquiring any rights of any nature, by implication or otherwise, except as expressly set forth in this lease.

      Section 23.2 No act or omission of Landlord or Tenant, or their respective employees, agents or contractors, including the delivery or acceptance of keys, shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless it is in a writing signed by Landlord. Any employee of Landlord, Landlord's managing agent, if any, or the Building to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to that property and neither Landlord nor Landlord's managing agent, if any, shall be liable for any damages to or loss of property of Tenant or others entrusted to employees, agents or contractors of Landlord, Landlord's managing agent, if any, or the Building.

      Section 23.3 Neither Landlord nor Landlord's managing agent, if any, shall be liable for any injury, damage or loss to Tenant, Tenant's Property, Tenant's Work, Tenant's business or to any other person or property resulting from any cause, except to the extent caused by the gross negligence or willful misconduct of Landlord, Landlord's managing agent, if any, or their respective employees, agents or contractors, subject to Section 13.4.

      Section 23.4 In the event of a transfer or lease of the Building (a) the transferor or lessor shall be and hereby is relieved of all obligations and liabilities of Landlord under this lease accruing after the effective date of the transfer or lease, and (b) the transferee or lessee shall be deemed to have assumed all of Landlord's obligations and liabilities under this lease effective from and after the effective date of the transfer or lease.

      Section 23.5 Landlord, its partners, members, shareholders, officers, directors and principals, disclosed or undisclosed, have no personal liability under or in connection with this lease. Tenant shall look only to Landlord's interest in the Building and the Land for the satisfaction of Tenant's remedies or to collect any judgment requiring the payment of money by Landlord under or in connection with this lease, and no other assets of Landlord or such persons shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies or the collection of any judgment under or in connection with this lease.

      Section 23.6 If Tenant requests Landlord's consent or approval under this lease and Landlord denies or delays Landlord's consent or approval, Landlord shall have no liability therefor and Tenant shall not be entitled to any damages. Tenant's sole remedy shall be an action for specific performance, and that remedy shall be available only if Landlord has in this lease, with respect to the subject of the request, agreed not to unreasonably withhold or delay Landlord's consent or approval (and Landlord has, in fact, unreasonably withheld or delayed such consent or approval). Except as otherwise expressly set forth in this lease, Landlord's consent or approval, to be effective, must be in a writing signed by Landlord.

      Section 23.7 This lease and the obligations of Tenant to pay the Rent and perform Tenant's other obligations under this lease shall not be waived, delayed or otherwise affected in any manner, and Landlord shall have no liability, if

Landlord is unable to comply with, or is delayed in complying with, any of Landlord's obligations under this lease by reason of any strike, labor trouble, accident, Law or other cause beyond Landlord's reasonable control ("Unavoidable Events").

      Section 23.8 Tenant shall not perform or permit to be performed any act which may subject Landlord or Landlord's managing agent, if any, to any liability. Tenant shall, to the extent not caused by the gross negligence or willful misconduct of Landlord, indemnify, defend and hold harmless Landlord and Landlord's managing agent, if any, from and against (a) all claims arising from any act or omission of Tenant, its contractors, agents, employees, invites or visitors, (b) all claims arising from any accident, injury or damage to any person or property in the Premises during the Term or when Tenant is in possession of the Premises, and/or (c) Tenant's failure to comply with Tenant's obligations under this lease (whether or not a Default), and all liabilities, damages, losses, fines, costs and expenses (including reasonable attorneys' fees and disbursements) incurred in connection with any such claim or failure.

      Section 23.9 Tenant represents and warrants that (i) neither Tenant nor any person, group or entity who owns any direct or indirect beneficial interest in Tenant or any of them, is listed on the list maintained by the Unites States Department of the Treasury, Office of Foreign Assets Control (commonly known as the OFAC List) or otherwise qualifies as a terrorist, "Specially Designated National", "Blocked Person" or a person with whom business by a United States citizen or resident is prohibited (each a "Prohibited Person") (ii) neither Tenant nor any person, group or entity who owns any direct or indirect beneficial interest in Tenant or any of them is in violation of any anti-money laundering or anti-terrorism statute, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56 (commonly known as the USA PATRIOT Act), and the related regulations issued thereunder, including temporary regulations, and Executive Orders (including, without limitation, Executive Order 13224) issued in connection therewith, all as amended from time to time; and (iii) neither Tenant nor any person, group or entity who owns any direct or indirect interest in Tenant is acting on behalf of a Prohibited Person. Tenant shall indemnify and hold Landlord harmless from and against all claims, damages, losses, risks, liabilities and costs (including fines, penalties and legal costs) arising from any misrepresentation in this paragraph or Landlord's reliance thereon. Tenant's obligations under this paragraph shall survive the expiration or sooner termination of the Term of this lease.

      Article 24. End of Term

      Section 24.1 On the Expiration Date (a) Tenant (and all other occupants) shall vacate and surrender the Premises, broom clean and in good order and condition, except for ordinary wear and tear and damage for which Tenant is not responsible under this lease, and otherwise as may be required by this lease, and (b) Tenant shall remove all of Tenant's Property and any Tenant's Work required to be removed pursuant to this lease. If the last day of the Term is not a Business Day, this lease shall expire on the immediately preceding Business Day.

      Section 24.2 If the Premises are not vacated and surrendered in accordance with this lease, on the date required by this lease, Tenant shall be liable to

Landlord for (a) all losses, costs, liabilities and damages which Landlord incurs by reason thereof, including reasonable attorneys' fees, and Tenant shall indemnify, defend and hold harmless Landlord against all claims made by any succeeding tenants against Landlord or otherwise resulting from the failure of Tenant (and all other occupants) timely to vacate and surrender the Premises in accordance with this lease, and (b) per diem use and occupancy in respect of the Premises equal to twice the Rent payable under this lease for the last year of the Term (which Landlord and Tenant presently agree is the Rent to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event, however, shall this Section be construed as permitting Tenant (and all other occupants) to remain in possession of the Premises after the Expiration Date.

      Section 24.3 Any obligation of Landlord or Tenant under this lease which by its nature or under the circumstances can only be, or by the terms of this lease may be, performed after the Expiration Date and any liability for a payment with respect to any period ending on or before the Expiration Date, unless otherwise set forth in this lease, shall survive the Expiration Date.

      Article 25. Renewal Option

      Section 25.1 Provided (i) Tenant is not in default under this lease on the date Tenant gives its renewal notice and on the then Expiration Date and (ii) the initially named Tenant is in actual occupancy of the entire Premises (i.e. the Premises have not been sublet and the lease has not been assigned), Tenant shall have the right, privilege and option (the "Renewal Option") to extend the initial lease term for one period of five (5) years (the "Renewal Term"). Tenant, if it elects to exercise such Renewal Option, shall do so by giving Landlord written notice (the "Renewal Notice") at least one year prior to, but no earlier than eighteen (18) months prior to, the expiration of the then existing lease term, time being of the essence. If the Renewal Option is exercised in accordance with the foregoing, then the Renewal Term shall commence on the day immediately succeeding the originally-scheduled Expiration Date (the "Renewal Term Commencement Date"), and, subject to any earlier cancellation or termination of this lease, shall end on the day immediately preceding the fifth
(5th) anniversary of the Renewal Term Commencement Date (the "Renewal Term Expiration Date").

      Section 25.2 If Tenant exercises the Renewal Option in accordance with the terms of Section 25.1 above, the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this lease, except that (i) the Fixed Rent shall be deemed to mean the Renewal Term Fixed Rent as determined pursuant to Section 25.3 below; (ii) any provisions with respect to abatement of rent shall not be applicable during the Renewal Term; and (iii) the provisions of this Article 25 relative to Tenant's right to renew the term of this lease shall not be applicable during the Renewal Term. For the avoidance of doubt, during the Renewal Term, (I) the Fixed Rent, as such term is used in this lease, shall be deemed to mean the Renewal Term Fixed Rent in all instances, and (2) the Expiration Date, as such term is used in this lease, shall be deemed to mean the Renewal Term Expiration Date in all instances.

      Section 25.3 The annual Fixed Rent for the Premises for the Renewal Term shall be an amount equal to the greater of (a) the Fair Market Rent (hereinafter defined), or (b) an amount equal to the aggregate of (x) the Fixed Rent payable by Tenant for the twelve-month period ending on the Expiration Date, (y) the Tenant's Tax Payment payable with respect to the Tax Year ending immediately prior to the commencement of the Renewal Term and (z) the Tenant's Operating Payment payable with respect to the Operating Year ending immediately prior to the Renewal Term (the greater of(a) and (b) being hereinafter referred to as the "Renewal Term Fixed Rent"). For purposes of the Renewal Term, the term "Fair Market Rent" shall mean the fixed rent that a willing lessee would pay and a willing lessor would accept for the Demised Premises during the Renewal Term, assuming (i) that the Demised Premises were vacant and in their "as is" condition on the commencement date of the Renewal Term; (ii) that the Premises were being demised upon the same terms and conditions as are provided for in this lease for the Renewal Term (except as specifically modified pursuant to this Article 25); (iii) that Landlord would be paying a standard renewal brokerage commission in connection with such leasing; (iv) that any provisions of this lease with respect to any abatement of Fixed Rent or providing Landlord's Work or any contribution by Landlord for tenant's work shall not be applicable during the Renewal Term (but no deduction in the fixed rent shall be made on account thereof); (v) the provisions of this Article 25 relative to Tenant's right to renew the term of this lease shall not be applicable during the Renewal Term; (vi) the Expiration Date shall, for purposes of this lease, be defined as the Renewal Expiration Date; and (vii) the Taxes Base Year shall be the Tax Year ending immediately prior to the commencement of the Renewal Term and the Expenses Base Year shall be the calendar year ending immediately prior to the commencement of the Renewal Term.

      Section 25.4 If Tenant exercises its Renewal Option and Landlord and Tenant are unable to agree upon the Renewal Term Fixed Rent on or prior to the date (the "Renewal Term Fixed Rent Agreement Date") that is the earlier of (i) thirty (30) days after Landlord's receipt of Tenant's Renewal Notice or (ii) the acknowledgement by Landlord and Tenant that they are unable and/or will not be able to reach voluntary agreement on the Renewal Term Fixed Rent, then the same shall be established by appraisal in accordance with the procedures set forth in
Section 25.5 below.

      Section 25.5 If, pursuant to the provisions of Section 25.4 above, the Renewal Term Fixed Rent for the Renewal Term shall be determined by appraisal pursuant to the provisions of this Section 25.4, then such amount shall be finally determined in accordance with the following provisions:

      (a) Within thirty (30) days after the Renewal Term Fixed Rent Agreement Date, Landlord shall select an individual (the "Renewal Rent Appraiser"), subject to Tenant's approval not to be unreasonably withheld. In the event Tenant fails to approve or disapprove Landlord's selection within ten (10) days of notice of same, the Tenant shall be deemed to have granted its approval. If Tenant reasonably withholds approval the aforesaid procedure shall be repeated until a Renewal Rent Appraiser is chosen. If requested by Landlord, Tenant shall provide Landlord with the names of not less than three (3) individuals that would in Tenant's reasonable judgment be acceptable choices to be the Renewal Rent Appraiser. Any individual selected by Landlord or Tenant shall be a commercial real estate leasing broker who specializes in this market and who shall not be a sole practitioner, and shall have at least ten (10) years' experience in leasing and valuation of office space located in Manhattan. Further, neither said individual nor the firm that employs him shall have been employed by the party selecting such individual within the prior seven (7) year period.

      (b) On the thirtieth (30th) day after the appointment of the Renewal Rent Appraiser, Landlord and Tenant shall each simultaneously submit to each other and to the Renewal Rent Appraiser, in sealed envelopes, a written statement setting forth such party's opinion of the Renewal Term Fixed Rent. The statement submitted by Landlord pursuant to the immediately preceding sentence is hereinafter referred to as "Landlord's Renewal Rent Submission" the statement submitted by Tenant pursuant to the immediately preceding sentence is hereinafter referred to as "Tenant's Renewal Rent Submission" and Landlord's Renewal Rent Submission and Tenant's Renewal Rent Submission are each hereinafter referred to as a "Renewal Rent Submission".

      (c) The Renewal Rent Appraiser shall subscribe and swear to an oath to fairly and impartially choose the Renewal Rent Submission which more accurately reflects the Renewal Term Fixed Rent in accordance herewith. The Renewal Rent Appraiser shall conduct such hearings as the Renewal Rent Appraiser deems appropriate (or such hearings as either Landlord or Tenant shall reasonably request) and each of Landlord and Tenant may submit to the Renewal Rent Appraiser such written evidence in support of its Renewal Rent Submission as it deems appropriate. Within twenty (20) days after the Renewal Rent Appraiser has been appointed, the Renewal Rent Appraiser shall select the Renewal Rent Submission (as between Landlord's Renewal Rent Submission and Tenant's Renewal Rent Submission) which, in the Renewal Rent Appraiser's opinion, more accurately reflects the Renewal Term Fixed Rent and shall notify Landlord and Tenant of such selection in writing. The Renewal Term Fixed Rent set forth in the Renewal Rent Submission selected by the Renewal Rent Appraiser shall be the final determination of such amount, which determination shall be conclusive and binding upon both Landlord and Tenant. The Renewal Rent Appraiser shall not be permitted to select or set a Renewal Term Fixed Rent other than either the Renewal Rent Submission of Landlord or Tenant.

      (d) The fees and expenses of any such appraisal shall be borne by the parties equally, but each party shall bear the expense of its attorneys and experts as well as any expenses of presenting its own proof.

      (e) Landlord and Tenant shall each have the right to submit such data and memoranda to the Renewal Rent Appraiser in support of their respective positions as they may deem necessary or appropriate.

      (f) It is expressly understood, and the Renewal Rent Appraiser shall acknowledge and agree, that any determination of the Renewal Term Fixed Rent shall be based solely on the definitions of the same as set forth in Section
25.3 hereof, including the assumptions and criteria set forth in such definitions. The Renewal Rent Appraiser shall not have the power to add to, modify or change any such definitions or any other provisions of this lease, and the jurisdiction of the Renewal Rent Appraiser is accordingly limited.


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

      Section 25.6 Upon a determination of the Renewal Term Fixed Rent, the parties shall execute and deliver to each other an instrument setting forth the Renewal Term Fixed Rent, as hereinabove determined.

      Section 25.7 If the final determination of the Renewal Term Fixed Rent shall not be made on or before the first day of the Renewal Term in accordance with the provisions of this Article, then, pending such final determination, Tenant shall pay, as the Fixed Rent for the Renewal Term, an amount equal to Landlord's Renewal Rent Submission. If, based upon the final determination hereunder of the Renewal Term Fixed Rent, the payments made by Tenant on account of the Fixed Rent for such portion of the Renewal Term were greater than the Renewal Term Fixed Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or additional rent payable by Tenant.

      Article 26. Miscellaneous

      Section 26.1 [Intentionally Omitted]

      Section 26.2 Notwithstanding anything to the contrary set forth herein or otherwise, Landlord shall have the unfettered right to terminate this lease and the term hereof at any time upon not less than one hundred eighty (180) days' prior notice to Tenant (the "Termination Notice") in the event that Landlord, Landlord's contract vendee or Landlord's ground lessee has a good faith intention to commence, within the following twenty-four (24) months, to demolish, substantially renovate or change the use of the Building or a material part thereof (which may include the Premises). If Landlord gives the Termination Notice, then (i) this lease (and all of Tenant's rights hereunder) shall terminate and expire on the date set forth in the Termination Notice as the effective date of such termination (the "Termination Date"), with the same force and effect as if the Termination Date were the originally-scheduled Expiration Date, (ii) Landlord shall have no liability whatsoever in connection with any such termination of this lease, and (iii) on the Termination Date, (x) Tenant shall vacate and surrender possession of the Premises to Landlord in accordance with this lease (failing which Landlord shall have all of Landlord's rights and remedies under this lease and at law and in equity on account of such failure), and (y) Landlord shall have and enjoy the Premises free and clear and discharged of this lease and of all rights of Tenant hereunder.

Tenant acknowledges that the right of termination reserved by Landlord constitutes a specific consideration given in connection with this lease, and that Landlord would not have otherwise entered into this lease unless this right of termination were made a part hereof. Tenant agrees that in the event it shall receive a termination notice, it will vacate the Premises under the terms set forth herein and that the termination notice shall be deemed final and binding and not subject to judicial review.

      Section 26.3 Tenant acknowledges that the Building and the land of which the Premises form a part (the "Land") may be subjected to the condominium form of ownership prior to the end of the Term of this lease. Tenant agrees that if, at any time during the Term, the Building and the Land shall be subjected to the condominium form of ownership, then, this lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any


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

condominium declaration and any other documents (collectively, the "Declaration") which shall be recorded in order to convert the Building and the Land to a condominium form of ownership in accordance with the provisions of
Article 9-B of the Real Property Law of the State of New York or any successor thereto. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Taxes payable during the Taxes Base Year and Tenant's Share, as such terms are defined in Article 32 hereof.

      Section 26.4 This lease shall be governed by the law of the State of New York. Any reference in this lease to (a) "legal action", includes any suit, proceeding or other legal, arbitration or administrative process, (b) "person", includes any individual or entity, and (c) "this lease", includes Landlord's Regulations and the Exhibits to this lease. Tenant shall not record this lease or any memorandum of this lease. Subject to the provisions of this lease, this lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. This lease may not be changed or terminated, in whole or in part, except in a writing signed by Landlord and Tenant. Notwithstanding any provision of this lease, or any Law, to the contrary, or the execution of this lease by Tenant, this lease shall not bind Landlord unless and until this lease is signed and delivered by Landlord. The Exhibits to this lease, if any, are a part of this lease, but, in the event of an inconsistency between this lease and the Exhibits, this lease shall control. Each obligation of Tenant under this lease is a separate and independent covenant of Tenant, not dependent on any other provision of this lease. The captions in this lease are for reference only and do not define the scope of this lease or the intent of any term.

      Section 26.5 All Article and Section references in this lease shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this lease. If any provision of this lease, or the application thereof to any person or circumstance, is invalid or unenforceable, then in each such event the remainder of this lease or the application of such provision to any other person or any other circumstance (other than those as to which it is invalid or unenforceable) shall not be affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by Law. There shall be no presumption against Landlord because Landlord drafted this lease or for any other reason. If there is then no Default, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming under Landlord, subject however, to the terms of this lease. Tenant hereby waives any rights Tenant may have in connection with any zoning lot merger or subdivision or transfer of development rights with respect to the Building or any Land, including any rights Tenant may have to be a party to or to execute or contest any instrument providing for such merger, subdivision or transfer. If(i) Tenant is comprised of two or more persons, or
(ii) Tenant's interest in this lease is assigned to any person as permitted by this lease, "Tenant," as used in this lease, shall mean each of those persons, and the liability of those persons under this lease shall be joint and several. Wherever appropriate in this lease, personal pronouns shall be considered to include the other gender and the singular to include the plural.

      In Witness Whereof, Landlord and Tenant have executed this lease on the date of this lease.


                                       Landlord

                                       DRYLAND 52, LLC,
                                       a Delaware limited liability company

                                       By: Constantin Equities, LLC,
                                           a Delaware limited liability company,
                                           a managing member

                                           By:
                                               ---------------------------------
                                               Name:  George T. Constantin
                                               Title: Member


                                       Tenant

                                       PERF GO GREEN HOLDINGS INC.
                                       a Delaware corporation

                                       By:
                                           -------------------------------------
                                           Name:  Michael Caridi
                                           Title: Chief Operating Officer

                        [EXHIBITS INTENTIONALLY OMITTED]


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